Exhibit 99.2

To: Shareholders, Employees and Friends

October 31, 2006

Hudson Highland Group 2006 Third Quarter Financial Results

Consolidated Results

The sale of Highland Partners was completed effective on October 1, 2006 and its results are treated as discontinued operations in the third quarter 2006 financial statements for all periods presented. Other than net income, the financial information discussed herein refers to continuing operations only.

After a challenging first half of 2006, the company’s third quarter results represent its strongest adjusted EBITDA performance since its inception. Hudson Americas regained EBITDA profitability, while Hudson Europe and Hudson Asia Pacific each reported significant EBITDA growth against prior year.

On a constant currency basis, revenue increased 2 percent while gross margin increased 4 percent. Gross margin percentage was 36.2 percent, up from 35.4 percent in the third quarter of 2005. Temporary contracting gross margin was 18.4 percent compared with 18.2 percent in the year ago period. Adjusted EBITDA was $12.1 million compared with $6.0 million in 2005. Adjusted EBITDA as a percent of revenue reached 3.4 percent in the quarter, up from 1.8 percent a year ago. Consolidated EBITDA was $10.0 million compared with $6.0 million in the third quarter of 2005. Income from continuing operations in the quarter was $4.0 million, compared with $0.0 million in the third quarter of 2005. Consolidated net income in the quarter was $4.3 million, compared with $1.2 million in the third quarter of 2005. Basic and diluted earnings per share in the quarter were $0.18 and $0.17, respectively, compared with $0.05 per basic and diluted share in the year ago period. Results include the expense for stock options on a current and retrospective basis. The company recorded $1.2 million of stock option expense in the current quarter, up from $1.1 million in the prior year.

Recent Events

Sale of Highland Partners

Effective on October 1, 2006, the company completed the sale of Highland Partners to Heidrick & Struggles. This sale was a sound strategic move for both Hudson Highland Group and Highland Partners. The sale will help Hudson Highland Group focus on core Hudson management recruitment, professional staffing and talent management solution markets while allowing Highland Partners to build upon its track record of success in a dedicated executive search business model.

Highland Partners results in the third quarter of 2006 are included in the consolidated financial statements as discontinued operations, contributing $0.3 million in net income. Revenue in the quarter of $13.7 million was down 11 percent from the third quarter of 2005, while EBITDA reached $1.0 million, or 7.4 percent of revenue, down from $1.5 million, or 9.7 percent of revenue, in the year ago period.

The company’s third quarter guidance included Highland Partners’ results.

Update on PeopleSoft

The company engaged Oracle, the parent of PeopleSoft, to perform an external review and assessment of its Hudson North America installation of PeopleSoft. The assessment phase was completed in the third quarter. The implementation phase has commenced and is expected to continue for approximately three more quarters, through the middle of 2007. The estimated cost for this work is about $4 million in total, a portion of which is expected to be capitalized. We expect that this work will produce faster management reporting, further efficiencies in the back office, improvements in customer interaction, and ultimately lower quarterly maintenance costs. Inclusive of this work, the company expects its total spending on the system to remain at approximately $2 million per quarter through the second quarter of 2007. This is similar to the amount discussed in the past few quarters, and is split between remediation work on the system and resources to perform manual workarounds. The work now being performed by Oracle will replace the previous spending on remediation, and the work of the additional resource for the manual processes will continue until the remediation work is complete. By the end of this nine-month period, we expect that the costs of the Oracle work will end and the spending on the manual work will be cut in half. We believe that this work is a good and well-planned investment in achieving a sustainable process and improved economics.

Restructuring Charge

In the second quarter of 2006, the company announced a restructuring program designed to reduce costs and increase sustainable, long-term profitability. The company expects the charge to range between $4 million to $7 million, and it incurred a charge of $2.1 million in the third quarter. The actions taken fall into three categories: (1) consolidation of support functions, particularly between North America and corporate; (2) closing or reducing redundant sales functions and unprofitable offices; and (3) moves to more economical properties. Our progress on this program is improving our focus on performance in our core business.

Regional Review

Hudson Americas

Results for Hudson Americas in the quarter showed moderate top-line growth from prior year, sequential improvements in gross margin from prior quarter, and a return to EBITDA profitability after a challenging first half of 2006, all driven by continued stabilization in contractors on billing and improvement in the temporary contracting margin from second quarter of 2006.

Revenue increased 7 percent and gross margin dollars increased 4 percent compared with prior year, while sequentially from the second quarter of 2006, revenue was flat and gross margin was up 10 percent. Turning to the practice groups, results in Legal were again strong in the quarter. Revenue increased 28 percent and gross margin dollars increased 17 percent, reflecting continuing competitive pressure. In Energy, revenue and gross margin dollars increased more than 13 percent. In Financial Solutions, revenue declined 4 percent and gross margin dollars were down 8 percent. Temporary contracting margins in Financial Solutions remained strong at 32 percent, and overall gross margin was 37 percent. Aerospace & Defense results were down 33 percent in revenue and 24 percent in gross margin, primarily due to the hurricane relief work that was performed last year. While IT revenue and gross margin were down 12 and 13 percent, respectively, in the quarter, the practice group showed some stability as gross margin dollars increased more than 6 percent sequentially from the second quarter of 2006.

Demand for permanent recruitment remained strong in the third quarter. Permanent recruitment revenue was up 10 percent over prior year and represented approximately 30 percent of gross margin in Hudson Americas in the quarter. Permanent recruitment in Legal and Management Search had the largest increases over prior year, partially offset by smaller, year-over-year declines in Financial Solutions, IT, and Energy.

Hudson Americas reported adjusted EBITDA of $3.8 million in the third quarter, down $0.1 million from prior year. On an EBITDA basis, the group reported $2.6 million, down from $3.9 million in the third quarter of 2005, due to $1.2 million in restructuring costs. These results represent a significant improvement from the first half of 2006.

Hudson Europe

Hudson Europe revenue increased 2 percent in the third quarter, gross margin increased 8 percent and EBITDA increased 30 percent. In constant currency, revenue declined 2 percent while gross margin rose 3 percent.

Gross margin growth was driven by continuing strength in permanent recruitment in the UK and continental Europe, as well as the contribution of the Balance business, acquired in August 2005. Temporary contracting margin improved to 18.9 percent from 17.1 percent due to higher gross margins from Balance and an improvement in the UK temporary margin to 16.6 percent from 15.8 percent. On a year-over-year basis, results in the region were again impacted by a significant gross margin decline in the Dutch reintegration business due to a change in the relevant laws, but it returned to EBITDA profitability in the quarter.

Hudson Europe achieved $4.4 million in EBITDA in the third quarter compared with $3.4 million in the same quarter last year, continuing the trends from first half of 2006 and prior year. The group achieved an EBITDA of 3.7 percent of revenue compared with 2.9 percent in the third quarter last year. Key EBITDA contributions in the quarter came from the UK, the Netherlands - including Balance and the existing recruitment and talent management businesses - Belgium and France.

Hudson Asia Pacific

Hudson Asia Pacific revenue increased 1 percent and gross margin increased 4 percent in the third quarter of 2006. In constant currency, revenue increased 3 percent and gross margin increased 6 percent. In Australia, revenue and gross margin growth was driven by strength in permanent recruitment and a stable temporary contracting market. In New Zealand, the market remained soft, as gross margin dollars declined 13 percent in local currency in the quarter compared with prior year, though strong expense control minimized the EBITDA decline. Results in Asia remained robust on continued growth in permanent recruitment.

Hudson Asia Pacific earned $10.7 million in EBITDA, or 9.2 percent of revenue, compared with $8.5 million a year ago, or 7.4 percent of revenue. Gross margin growth and excellent expense control led the group to deliver over 100 percent operating leverage, as the gain in EBITDA exceeded the gross margin increase. Hudson Asia Pacific reported its highest quarterly EBITDA result since the 2003 spin-off.

Corporate

Corporate expenses were lower in the third quarter of 2006 compared with prior year due to improved expense management and lower compensation costs. Corporate expense included $0.9 million of incremental costs related to the restatement announced on August 3, 2006.

Guidance

The company currently expects fourth quarter revenue of $335 - $350 million at prevailing exchange rates, and EBITDA of $10.5—$12 million, including $2 million of restructuring charges, compared with revenue of $337 million and EBITDA of $4.5 million in the fourth quarter of 2005.

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations on temporary contracting operations; the cyclical nature of the company’s mid-market professional staffing businesses; the company’s ability to manage its growth; risks associated with expansion; risks and financial impact associated with disposition of non-strategic assets; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; risks maintaining professional reputation and brand name; restrictions imposed by blocking arrangements; exposure to employment-related claims, and limits on insurance coverage related thereto; government regulations; restrictions on the company’s operating flexibility due to the terms of its credit facility; risks associated with the remediation work being performed on the company’s PeopleSoft system; and the company’s ability to maintain effective internal control over financial reporting. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended September 30, 2006 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$117,071	$119,872	$115,567	$—	$352,510

Gross margin	$30,237	$53,523	$43,890	$—	$127,650

Adjusted EBITDA (2)	$3,807	$4,982	$10,721	$(7,388)	$12,122
Business reorganization expenses	1,221	579	56	234	2,090
Merger and integration expenses	13	1	—	—	14

EBITDA (2)	2,573	4,402	10,665	(7,622)	10,018
Depreciation and amortization	1,130	1,819	760	159	3,868

Operating income (loss)	$1,443	$2,583	$9,905	$(7,781)	$6,150

For the Three Months Ended September 30, 2005 (1,3)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$109,561	$117,285	$114,410	$—	$341,256

Gross margin	$29,003	$49,561	$42,093	$—	$120,657

Adjusted EBITDA (2)	$3,939	$3,373	$8,473	$(9,756)	$6,029
Business reorganization (recoveries)	—	(1)	—	—	(1)
Merger and integration expenses	—	—	—	—	—

EBITDA (2)	3,939	$3,374	$8,473	$(9,756)	$6,030
Depreciation and amortization	1,698	1,045	1,001	146	3,890

Operating income (loss)	$2,241	$2,329	$7,472	$(9,902)	$2,140

(1)	Note – 2006 and 2005 financial statements have been adjusted to reflect the Highland Partners segment as a discontinued operation. The sale of Highland Partners was completed effective on October 1, 2006.
(2)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.
(3)	Note – 2005 financial statements have been adjusted for the Company’s adoption of SFAS 123R using the modified retrospective method.

HUDSON HIGHLAND GROUP, INC.

HIGHLAND PARTNERS SEGMENT ANALYSIS

(in thousands)

(unaudited)

On September 18, 2006, the Company entered into a Purchase Agreement (the “Agreement”) with Heidrick & Struggles International, Inc. (“Heidrick”) to sell its Highland Partners executive search business (“Highland”) to Heidrick (the “Sale”). Effective October 1, 2006, the Company completed the Sale. The Company will report a gain of approximately $20 million from the Sale in the fourth quarter of 2006, from cash proceeds of $36.6 million, less post-closing net working capital adjustments, $9.55 million paid to certain partners of Highland and other direct costs of the transaction. Up to an additional $15.0 million may be received from Heidrick at future dates, subject to the achievement by Highland of certain future revenue metrics in 2007 and 2008. The Highland business was a separate reportable segment of the Company, and as a result of the Sale, the Company has classified the results of operations of Highland as a discontinued operation.

Reported results for the Highland segment by period are as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue	$13,685	$15,348	$44,419	$46,253

Gross Margin	$12,845	$14,511	$41,762	$43,811

EBITDA (1)	$1,015	$1,492	$3,811	$2,501
Depreciation and amortization	218	327	854	1,023

Operating income	$797	$1,165	$2,957	$1,478

(1)	Non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	Quarter Ended September 30,
	2006 (1)			2005 (1,2)
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$117,071	$(75)	$116,996	$109,561
Hudson Europe	119,872	(5,404)	114,468	117,285
Hudson Asia Pacific	115,567	1,845	117,412	114,410

Total	352,510	(3,634)	348,876	341,256
Direct costs:
Hudson Americas	86,834	(12)	86,822	80,558
Hudson Europe	66,349	(3,025)	63,324	67,724
Hudson Asia Pacific	71,677	1,294	72,971	72,317

Total	224,860	(1,743)	223,117	220,599
Gross margin:
Hudson Americas	30,237	(63)	30,174	29,003
Hudson Europe	53,523	(2,379)	51,144	49,561
Hudson Asia Pacific	43,890	551	44,441	42,093

Total	$127,650	$(1,891)	$125,759	$120,657

Selling, general and administrative (3):
Hudson Americas	$27,560	$(52)	$27,508	$26,762
Hudson Europe	50,360	(2,250)	48,110	47,233
Hudson Asia Pacific	33,929	433	34,362	34,621
Corporate	7,547	—	7,547	9,902

Total	$119,396	$(1,869)	$117,527	$118,518

(1)	Note – 2006 and 2005 financial statements have been adjusted to reflect the Highland Partners segment as a discontinued operation. The sale of Highland Partners was completed effective on October 1, 2006.
(2)	Note – 2005 financial statements have been adjusted for the Company’s adoption of SFAS 123R using the modified retrospective method.
(3)	Selling, general and administrative expenses include depreciation and amortization.